ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2009 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 13, 2009 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2009.

EST reported sales for the second quarter 2009, of $519,899, compared to sales of $480,910 for the same quarter in 2008. For the second quarter of 2009 the Company recorded a Net Income of $37,680, or $0.01 per share, compared to a Net Loss of $97,277, or $(0.02), for the second quarter of 2008. EST recorded Net Income of $36,117 or $0.01 per share on sales of $972,028 for the six month period ended June 30, 2009, compared with Net Loss of $133,517 or $(0.03) per share on sales of $1,061,047 for the same period in 2008.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2009	June 30 2008	June 30 2009	June 30 2008
Sales	$519,899	$480,910	$ 972,028	$ 1,061,047
Net income (loss) before tax	44,280	(112,277)	39,617	(158,917)
Net Income (loss)	37,680	(97,277)	36,117	(133,517)
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,157,156
Basic Earnings (Loss) per Share	$ 0.01	$ (0.02)	$ 0.01	$ (0.03)
Diluted Earnings (Loss) per Share	$ 0.01	$ (0.02)	$ 0.01	$ (0.03)

Selected Balance Sheet Information
(Unaudited)
	June 30, 2009	December 31, 2008
Cash and cash equivalents	$862,329	$ 512,800
Total current assets	2,976,425	2,921,713
Property & equipment (net)	90,651	110,722
Total assets	3,096,416	3,059,875
Total current liabilities	98,997	93,548
Long-term debt	-0-	-0-
Stockholders' equity	2,969,419	2,931,727

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM